Exhibit 10.81

Kerry Propper Chief Executive Officer	Chardan Capital Markets, LLC 17 State Street Suite 1600 New York, NY 10004 Tel: 646 465 9028 Fax: 646 465 9091

November 12, 2014

Vuzix Corporation

2166 Brighton-Henrietta Townline Road

Rochester, NY 14623

Attention: Mr. Paul Travers

Dear Paul:

This letter (the “Agreement”) will confirm our understanding that Vuzix Corporation (the “Company”) has engaged Chardan Capital Markets, LLC (“Chardan”) to act as a non-exclusive financial advisor to the Company.

Section 1. Scope of Engagement and Services. In connection with this engagement, Chardan shall, as appropriate, perform the following services (collectively, the “Services”):

(a)	familiarize itself with the business, operations, properties, financial condition and prospects of the Company in order to, among other things, analyze the potential contributions of such business, operations and facilities to the Company’s future operating results, it being understood that Chardan shall be entitled, in the course of such familiarization, to rely upon publicly available information and such other information as may be supplied by the Company, without independent investigation;

(b)	take the Company on non-deal road shows;

(c)	advise and assist management in preparing for presentations to investors, lenders and/or other financial sources, including the development of the best strategy for demonstrating the experience of management and the scope of such experience; and

(d)	perform such other financial advisory services as Chardan and the Company may from time to time agree upon.

Section 2. Cash Compensation. In connection with this engagement, the Company agrees to pay Chardan for its Services an aggregate cash fee equal to six percent (6%) (the “Fee”). The Fee shall be calculated as a percentage of the dollar amount raised by the Company pursuant to the cash exercise(s) of the warrants it currently has outstanding. The Company agrees to wire the Cash Fee to Chardan by the 7th day of each month (e.g. first payment by December 7, 2014, second payment by January 7, 2015, etc.). There shall be one Cash Fee payment per month.

Section 3. Indemnification. The Company agrees to indemnify Chardan in accordance with the provisions of Annex A hereto, which is incorporated by reference and made a part hereof.

Section 4. Expenses. The Company will reimburse Chardan for expenses, including but not limited to reasonable and documented travel, legal fees and other expenses, only if and to the extent that such expenses are approved by Company in writing prior to being incurred. It is understood that Chardan will not bear any of the Company’s legal, accounting, printing or other expenses in connection with the Services.

Section 5. Chardan’s and the Company’s Relationships with Others. The Company acknowledges that Chardan and its affiliates are in the business of providing investment banking, financial advisory and consulting services to others and agrees that the provision of such services shall not constitute a breach hereof of any duty owed to the Company by virtue of this Agreement. Nothing contained herein, other than Chardan’s obligations relating to the Company’s Confidential Material as provided in Section 7 hereof, shall be construed to limit or restrict Chardan or its respective affiliates in conducting such businesses with respect to others or in rendering such services to others.

Section 6. Confidential Information. In connection with the rendering of services hereunder, Chardan has been or will be furnished with certain confidential information of the Company including, but not limited to, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information shall be deemed “Confidential Material,” and shall be used solely in connection with the provision of services contemplated hereby, and shall not be disclosed by Chardan without the prior written consent of the Company. In the event Chardan is required by applicable law or legal process to disclose any of the Confidential Material, Chardan will deliver to the Company prompt notice of such requirement (by fax or overnight courier promptly following Chardan’s knowledge or determination of such requirement) prior to such disclosure so the Company may seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order (because the Company elected to not seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, Chardan is nonetheless, in the written opinion of its counsel to be shared with Company, compelled to disclose any Confidential Material, Chardan may do so without liability hereunder.

Section 7. Limitation Upon the Use of Advice and Services.

(a)	No person or entity, other than the Company (including its directors, officers and employees), shall be entitled to make use of, or rely upon any advice or Services of Chardan to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior written consent of Chardan.

(b)	The Company hereby acknowledges that Chardan, for Services rendered as contemplated by this Agreement, does not make any commitment whatsoever to make a market in any of the Company’s securities on any stock exchange or in any electronic marketplace. Any decision by Chardan to make a market in any of the Company’s securities shall be based solely on the independent judgment of Chardan’s management, employees, and agents.

(c)	Use of Chardan’s name in annual reports or any other report of the Company or releases by the Company requires the prior written approval of Chardan unless the Company is required by law to include Chardan’s name in such annual reports, other report or release of the Company, in which event the Company shall furnish to Chardan copies of such annual reports or other reports or releases using Chardan’s names in advance of publication by the Company.

Section 8. Information; Cooperation. The Company will cooperate with and will furnish Chardan with all reasonable information and data concerning the Company which Chardan deems appropriate and will provide Chardan with reasonable access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents that all information and any disclosure materials made available to Chardan for distribution to investors will be complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that to the extent any projections are furnished, such projections will have been prepared in good faith and will be based upon assumptions, which, in light of the circumstances under which they are made, are reasonable. Chardan shall not, and shall cause any of its selected dealers not to, deliver to any prospective investors any information concerning the Company, unless the Company has previously consented to the distribution of such information by prior written consent.

Section 9. Miscellaneous.

(a) Any notice or communication between the parties hereto shall be sufficiently given if sent by national courier, certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to it at: 2166 Brighton-Henrietta Townline Road, Suite B, Rochester, NY 14623, or if to Chardan, addressed to them at: 150 East 58th Street, 28th Floor, New York, NY 10155. Such notice or other communication shall be deemed to be given on the date of receipt.

(b)	This Agreement embodies the entire agreement and understanding between the Company and Chardan and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings that Chardan may have had with the Company related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of each of the parties hereto. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and Chardan.

(c)	This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to principles of conflicts of law thereof.

(d)	This Agreement and the rights hereunder may not be assigned by either party (except by operation of law) without the other party’s prior written consent.

(e)	Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 10. Termination. The term (the “Term”) of Chardan’s engagement hereunder shall commence on the date hereof and shall expire six (6) months thereafter; provided however that this Agreement can be terminated prior to such time as follows: (i) five (5) days after receipt of written notice of termination from Chardan for any reason, or from the Company for any reason. No termination from the Company will be effective until three (3) months from the date hereof. The Term may be extended by written agreement of the parties hereto.

Section 11. Provision for Alternative Outcomes. In the event that other services are requested by the Company, the parties hereto shall negotiate in good faith to determine a mutually acceptable level of compensation in such an eventuality.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us one copy of this enclosed duplicate of this Agreement.

Very truly yours,

CHARDAN CAPITAL MARKETS, LLC

By:	/s/ Kerry Propper

Kerry Propper

Chief Executive Officer

Agreed to and accepted this 12th day of November, 2014

VUZIX CORPORATION

By:	/s/ Paul Travers

Paul Travers

Chief Executive Officer

ANNEX A

INDEMNIFICATION

The Company agrees to indemnify and hold harmless Chardan and its affiliates and their respective officers, directors, employees, agents and controlling persons (Placement Agent and each such person being an “Indemnified Party”), from and against any losses, claims, damages and liabilities, to which such Indemnified Party may become subject under any applicable law, which relate to or arise in any manner out of the Services contemplated by this Agreement of which this Annex A forms a part and the performance by Chardan of the Services contemplated thereby, and will promptly reimburse each Indemnified Party for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. Notwithstanding the foregoing, the Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a judgment by a court of competent jurisdiction to have resulted from Chardan’s or the Indemnified Party’s bad faith or negligence.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to, arising out of, or in connection with, any Services, the engagement of Chardan pursuant to, or the performance by Chardan of the Services contemplated by, this Agreement, except to the extent any loss, claim, damage or liability if found in a judgment by a court of competent jurisdiction to have resulted from Chardan’s bad faith or negligence.

Promptly after receipt by Chardan or any other Indemnified Party of any threatened claim, notice of any proceeding, or the commencement of any legal action or proceeding in respect of which indemnity may be sought against the Company or other Indemnified Party, Chardan or such other Indemnified Party shall notify the Company in writing within 7 seven (days) in writing of the receipt of any such notice or commencement of such an action or proceeding. In the event the Company shall be obligated under this Indemnification Annex to indemnify Chardan and/or such other Indemnified Party, the Company may, at its sole and absolute discretion, assume and control any portion of or all aspects of the defense of such proceeding, including, inter alia, selection of counsel (which counsel shall be reasonably acceptable to Chardan) and, subject to the next paragraph, settlement; provided, however, that the Indemnified Parties shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties, unless (i) the employment of such counsel has been specifically authorized in writing by the Company, (ii) the Company has failed to assume the defense and employ reasonably acceptable counsel as required above, or (iii) the named parties to any such action (including any impleaded parties) include both (a) the Indemnified Parties and (b) the Company, and the Indemnified Parties shall have reasonably determined that the defenses available to them are not available to the Company and/or may not be consistent with the best interests of the Company or the Indemnified Parties (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Parties); it being understood, however, that the Company shall not, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Parties, which firm shall be designated in writing by Chardan.

The provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or engagement letter of which this Annex A is a part for period of six (6) months following expiration or termination of this Agreement.